1875 K Street, N.W.
Washington, DC 20006-1238

Tel: 202 303 1000
Fax: 202 303 2000

December 31, 2025

Board of Trustees

Teachers Insurance and Annuity Association of America

730 Third Avenue

New York, NY 10017

Re:	Flexible Premium VUL and Last Survivor Flexible Premium VUL Initial Registration Statement on Form N-6

To the Board of Trustees:

We hereby consent to the reference to our name under the heading “Legal Matters” in the Statement of Additional Information filed as part of the initial Form N-6 registration statement on December 31, 2025 for the Flexible Premium VUL and Last Survivor Flexible Premium VUL. In giving this consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933.

Sincerely

Willkie Farr & Gallagher LLP

By:	/s/ Chip Lunde
Chip Lunde

BRUSSELS CHICAGO DALLAS FRANKFURT HAMBURG HOUSTON  LONDON LOS ANGELES

MILAN MUNICH NEW YORK PALO ALTO PARIS ROME SAN FRANCISCO WASHINGTON